Exhibit 10.02- Amended Agreement


                            AGREEMENT OF ACQUISITION


THIS AGREEMENT IS ENTERED INTO this 20th day of September, 2005, by and between 4 OF A KIND ENTERPRISES, a Nevada corporation whose principal place of business is 65 Prairie Falcon Dr. Aliso Viejo, CA 92656, hereinafter referred to as 4KE, and GOLDEN SPIRIT GAMING, LTD., a Delaware corporation whose principal place of business is 1288 Alberni Street, Suite 806, Vancouver, BC V6E 4N5, hereinafter referred to as GSGL.

GSGL is a corporation duly organized and validly existing under the laws of the state of Delaware. It is a publicly traded company currently trading in the 'Bulletin Board OTC' market under the symbol GSGL. The authorized capital stock of GSGL consists of 500,000,000 shares of the par value of $.0001 per share, of which approximately 100,000,000 are issued and outstanding. Per GSGL'S bylaws, the Company has the power to acquire any general purpose company, and may issue shares of its stock in exchange for said company. GSGL will not be responsible for any liability or debt that 4KE has incurred to date unless specified.

4KE is a Nevada corporation duly organized and validly existing under the laws of the state of Nevada. Per 4KE'S right and duties, the company has the power to be acquired by any general purpose corporation, and may transfer ownership of the Company in exchange for shares of another corporation's stock.

The two companies acting by their respective representative deem it desirable and in the best interests of the companies and the stockholders of GSGL to acquire One Hundred Percent (100%) of 4KE and its assets only as listed in Exhibit A, and issue the owner of 4KE the number of shares listed herein.

In consideration of the premises and mutual agreements and covenants contained herein, it is agreed by and between the parties that, in accordance with the provisions of the bylaws of GSGL and the bylaws of 4KE, that GSGL shall acquire One Hundred Percent (100%) of 4KE and its assets only, and that 4KE doing business as Everything About Poker.com (EAP) will become a wholly owned subsidiary of GSGL. Both Companies shall continue to have separate and distinct legal existences.

ARTICLE I

1. This agreement of acquisition shall be submitted for adoption and approval by the Board of Directors of GSGL

2. Upon the adoption and approval of this agreement by the Board of Directors of 4KE and the directors of GSGL, the facts shall be certified on this agreement and this agreement shall be signed, acknowledged, filed and recorded in the manner required by the bylaws of the corporations.

ARTICLE II

The two companies shall keep their respective legal existences; however, 4KE shall hereinafter be referred to as 4 OF A KIND ENTERPRISES, doing business as Everything About Poker.com (EAP), a wholly owned subsidiary of GOLDEN SPIRIT GAMING, LTD. Each company shall keep its respective identity, existence, purposes, powers, objects, franchises, rights and immunities all of the aforesaid being unaffected by the acquisition.

ARTICLE III

1. The laws of the state of Delaware shall govern GSGL, and the laws of the state of Nevada shall govern 4KE. The bylaws of GSGL shall govern GSGL, and the bylaws if 4KE shall govern 4KE.

ARTICLE IV

1. It is hereby agreed that upon signing of this agreement that 4KE shall appoint one individual to be its representative on the Board of Directors of GSGL, and that GSGL shall appoint one individual to be a director of 4KE. Each of the so appointed individuals shall hold office and serve unless or until their successors have been duty elected and shall have qualified, or as otherwise provided in the certificate of incorporation of GSGL and its respective bylaws and those of 4KE as provided in its certificate of in corporation and bylaws.

2. The parties agree to hold an annual meeting for each company within twelve months of the signing of this agreement, unless otherwise agreed. They further agree that, barring cause, that the respective individuals shall be nominated as a unified slate and remain the same.

3. The parties agree that GSGL shall appoint an individual named by 4KE, as an officer of GSGL. Said individual shall hold office unless and until a successor is either elected or appointed and shall have qualified, or as otherwise provided in its bylaws.

4. If, on or after the acquisition date, a vacancy shall for any reason exist on GSGL'S Board or in any of the offices of either company, the vacancy shall be filled in the manner provided in the certificate of incorporation or bylaws of GSGL.

ARTICLE V

1. The manner and basis of converting the shares of stock or percentile of ownership of each of the constituent companies respectively into shares of the other company or percentile of ownership of the respective company shall be as follows:

   a. Each issued share of common stock of GSGL shall on the acquisition date continue to be issued shares of common stock, and the respective shareholders shall maintain the full number of shares they possess.

   b. At the time of the signing of this acquisition agreement 4KE shall collect and present to Board of Directors of GSGL One Hundred Percent (100%) ownership of 4KE along with all necessary documentation to exchange said ownership for shares of GSGL on the following basis;

      i. One Hundred percent (100%) ownership of 4KE for Twenty Five
      Million (25,000,000) shares of its restricted common stock of GSGL Said shares to be issued directly to 4KE.

ARTICLE VI

1. On the acquisition date, all property, real , personal or mixed and all debts due from each company including but not limited to any rights of creditors liens or tax liabilities, on whatever account, shall remain the property and debts of the respective companies. Any action or proceeding pending by or against either of the constituent companies may be prosecuted to judgment as if the acquisition had not taken place.

ARTICLE VII

1. The companies hereby expressly acknowledge that up to and including the acquisition date, that each has conducted its business in its usual and ordinary manner, and has not entered into any transaction other than the usual and ordinary course of such business except as provided herein. Without limiting the generality of the above, both companies agree they have not and will not permit any subsidiary to, except as otherwise consented to in writing or as otherwise provided in this agreement:

   a. Issue or sell shares of its capital stock in addition to those issued and outstanding on this date;

   b. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

   c. Amend its certificate of incorporation or its bylaws;

   d. Issue or contract to issue funded debt (except between the constituent corporations or any of their subsidiaries;

   e. Declare or pay any dividend or make any distribution upon or with respect to its capital stock;

   f. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or ratably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

   g. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for reasonable liabilities for fees and expenses in connection with the negotiation and consummation of the acquisition;

   h. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

   i. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

   j. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

   k. Default in performance of any material provision of any material contract or other obligations;

   l. Waive any right of any substantial value; or

   m. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

ARTICLE VIII

1. GSGL and 4KE covenant, warrant, and represent to each other that:

   a. It and each of its subsidiaries are on the date of this agreement (1) a company duty organized and existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, (2) duly authorized under its certificate of incorporation, as amended to date, and/or under applicable laws, to engage in the business carried on by it, and (3) it or its subsidiaries are fully qualified to do business in all states where it or they operate, conduct business or own or lease space;

   b. All federal, state and local tax returns required to be filed by it, or by its subsidiaries, on or before the acquisition date will have been filed, and all taxes shown required to be paid on or before said date will have been paid;

   c. It and each of its subsidiaries will use its best efforts to collect the accounts receivable owned by it in its ordinary and usual manner of doing business and will follow its past practices in connection with the extension of any credit prior to the acquisition date;

   d. All fixed assets owned by it or any of its subsidiaries and employed in their respective businesses are of the type, kind and condition appropriate for their respective businesses and will operate in the ordinary course of business until the acquisition date;

   e. All leases with an annual rental in excess of Five Thousand Dollars ($5,000.00) now held by it are now and will be on the merger date in good standing and not voidable or void by reason of any default whatsoever;

   f. During the period between August 1, 2004, and the date of this agreement, except as disclosed in writing to the other party, neither company nor any of their respective subsidiaries has taken any action, or suffered any conditions to exist, to any material or substantial extent in the aggregate, which it has agreed in this agreement not to take or to permit to exist up to and including the date of acquisition;

   g. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised the other party in writing; and

   h. Its Board of Directors or managing partners have been given the authority from its shareholders or owner to authorize and approve the execution and delivery of this agreement, and the performance of the transactions contemplated by this agreement.

Both Parties, subject to the provision of this agreement concerning additions to the board and offices of each, agree to use their best efforts to keep employed and available all present officers and employees of their corporations and subsidiaries, and to preserve their respective existing relationships with supplier and customers, and will not permit an unreasonable increase in the compensation, wages, or other benefits payable to it or its subsidiary's officers or employees.

ARTICLE IX

1. All expenses incurred in completing the acquisition shall, except as otherwise agreed in writing between the constituent companies, be borne by the party incurring them. If the acquisition is not completed, each of the constituent corporations shall be liable for, and shall pay, the expenses incurred.

 ARTICLE X

1. Both parties agree that neither party shall amend its certificate of incorporation, unless required by law, for a period of twelve (12) months following the date of signing of this acquisition agreement, unless expressly agreed to in writing by both constituent companies.

ARTICLE XII

1. This agreement represents the entire agreement between the parties with respect to the acquisition of 4KE by GSGL. It is meant to and does supersede any and all other agreements, representations, statements or proposals whether expressed or implied, written or oral, that may have preexisted.

2. Any subsequent alteration, amendment or variation from the terms and condition as set forth in this acquisition must be agreed to in writing and signed by a representative of both parties.

3. For the convenience of the parties, any number of counterparts may be executed and each executed counterpart shall be deemed an original instrument.

4. This agreement shall be governed by the laws of the state of Nevada.

5. This agreement may not be assigned or transferred by either party without the prior written consent of the other constituent company.

6. No acts or course of conduct shall constitute a waiver of the terms and conditions hereof unless such waiver is specific, in writing, and waiver of the condition on one or more occasion shall not constitute waiver of the terms and conditions hereof on any other occasion.

7. Notices or written communications shall be delivered or mailed to the respective addresses of the constituent company as listed in the opening paragraphs of this agreement any notice shall be deemed delivered the next business day from mailing if sent by overnight mail or courier, or five days from the date of mailing if sent by ordinary mail.

8. GSGL agrees to make all necessary public disclosures concerning this acquisition, however, it further agrees to providing 4KE with a draft of any release prior to disclosure for 4KE 's written approval of the content.

9. Time is of the essence for this agreement.

BY THEIR SIGNATURES BELOW, each of the following represents that they have the authority to execute this agreement and to bind the party on whose behalf their execution is made.



DATED:  September 20, 2005			GOLDEN SPIRIT GAMING, LTD.

						/s/: Carlton Parfitt
						____________________________
                                                By Carlton Parfitt , Director


DATED:  September 20, 2005		 	4 OF A KIND ENTERPRISES, INC.

			                         /s/: Abdul Rahman Aref
			                          ______________________
						By Abdul Rahman Aref, President




                                  EXHIBIT "A"

                                     ASSETS


Inventory at cost	T-Shirts	4800 @  $ 8	$38,400
			Polo Shirts      500 @  $28	$14,000
			Shirts		  20 @  $48	$   960
			Jackets		   7 @  $75	$   525
			Hats		   45@  $12	$   540
			DVD's		   260@ $17	$ 4,420
			                               ----------
			                                $58,845
			                               ==========

Prepaid Commercial Time (ESPN, Fox, Travel, TNT, ESPN2)	$40,500

Prepaid DVD Production Costs				$33,500

Other prepaid expenses - Call center	         	$ 1,200

Fixed Assets - Lap Top & Camera				$ 2,700

10 Registered Domain Names, including:
o	Everthingaboutpoker.com
o	Pokercatering.com
o	Pokerlessonsonline.com
o	Pokerrunnerrunner.com

Goodwill through televised games featuring Everything About Poker merchandise worn by players affiliated with Everything About Poker.

 Website Development costs for Everything About Poker